Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 25, 2015

Relating to Program Prospectus Supplement dated September 10, 2015 and

Preliminary Prospectus dated October 15, 2014

Registration No. 333-199321

Solar Bonds are debt securities issued by SolarCity. As with any investment, purchasing Solar Bonds involves risk. You must make your own decision about whether and how much to invest in Solar Bonds. SolarCity cannot make any investment recommendations or otherwise provide any investment advice. Solar Bonds are not FDIC-insured. Your earnings and principal are not guaranteed.

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov/Archives/edgar/data/1408356/000119312514371976/0001193125-14-371976-index.htm . Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, on the Solar Bonds platform.

SUBJECT LINES: You’re almost there!//Get paid by the sun// Introducing our 3 Month Solar Bonds // New! 3 Month Solar Bonds are here

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Our solar bond investors have discovered how to benefit from the rapid growth of solar energy to earn attractive returns, all while enjoying the controlled risk of bonds.

<link> You’ve already taken most of the steps towards investing. You’ve set up a Solar Bonds investment account. You’ve transferred funds. The only thing that’s left to do is to choose the bonds that are right for you and start getting paid by the sun.

To help you choose, we have introduced our most flexible offering yet — 3 Month Solar Bonds with automatic rollover.

Our shorter term 3 Month Solar Bonds offer interest rates of up to 1.4% — higher than typical savings accounts, CDs, and other comparable investments1 — with the option of redeeming quarterly if you need access to your funds. You also get automatic rollover of your investment to keep your money working for you.

Invest in our new 3 Month Bonds with as little as $1,000:

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You deserve more for your money. It’s easy — get started today.

Regards,

Tim

Tim Newell

Vice President of Financial Products

SolarCity

[1]	Comparison between 3 Month Solar Bonds and highest non-introductory interest rates for savings accounts, money market accounts, and 3 month CDs, provided by Bankrate on September 15, 2015. Comparison assumes $1,000 minimum investment.